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AFLAC INCORPORATED
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          News Release

Media Contacts:	Analyst and Investment Contact:
Laura Kane	Kenneth S. Janke Jr.
Aflac Incorporated	Aflac Incorporated
706.596.3493	800.235.2667, Option 3; Fax: 706.324.6330
lkane@aflac.com	kjanke@aflac.com

FOR IMMEDIATE RELEASE

First “Say-on-Pay” Vote Goes to Aflac Shareholders

Columbus, Ga. – March 24, 2008 – Aflac Incorporated’s board of directors has released the proxy statement language formally inviting shareholders to vote on the company’s performance based compensation. The action marks the first time shareholders will vote on executive compensation for a major American public company. Aflac will announce the results of the vote on May 5, 2008, during the annual shareholders meeting in Columbus, Georgia, where the company is headquartered.

“Aflac has always been committed to listening to its shareholders,” said Daniel P. Amos, Aflac Chairman and CEO. “The upcoming ‘say-on-pay’ proposal demonstrates that we care about what our shareholders think, even on topics as sensitive as compensation.”

In February 2007, Aflac announced the shareholder vote would occur in 2009, the first year executive compensation tables in the proxy statement would contain three years of data reflecting the Securities and Exchange Commission's (SEC) new compensation disclosure requirements implemented during the 2006 proxy season. However, after evaluating Aflac's compensation disclosures in the 2007 proxy statement, the board of directors concluded that two years of comparable compensation data would be adequate for its shareholders, and the timing of the first “say-on-pay” vote moved from 2009 to 2008.

In Aflac’s just-released 2008 proxy statement, the executive compensation committee explains, “We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.” The proxy is available at www.aflac.com/shareholdermeeting.

From August 1990, when Amos was appointed as Aflac’s chief executive officer, through December 2007, the company’s total return to shareholders, including reinvested cash dividends, has exceeded 3,867 percent, compared with 660 percent for the Dow Jones Industrial Average and 549 percent for the S&P 500. During the same period, the company’s market value has grown from $1.2 billion to $30.5 billion.

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Its insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine's listing of America's Most Admired Companies for seven years and in Fortune magazine's list of the 100 Best Companies to Work for in America for ten consecutive years. Aflac also has been recognized three times by both Fortune magazine's listing of the Top 50 Employers for Minorities and Working Mother magazine's listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

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